Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents™

Conference Call Transcript

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Event Date/Time: Feb. 15. 2005 / 5:00PM ET
Event Duration: N/A

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Freeman
Scientific Learning - SVP and CFO

Bob Bowen
Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Kirsten Edwards
ThinkEquity Partners - Analyst

Geoff Nixon
MCM Associates - Analyst

Joe Bird
Scientific Learning - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2004 Scientific Learning earnings conference call. My name is Mia, and I will be your coordinator for today.

At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of the conference. If at any time during the call you require assistance, please press star, followed by zero, and a coordinator will be happy to assist you.

I would now like to turn the presentation over to your host for today’s call, Ms. Jane Freeman, Senior Vice President and CFO of Scientific Learning.

Please proceed.

Jane Freeman - Scientific Learning - SVP and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the federal securities laws. They include statements related to cash flow, revenue, sales, margin, profits and loss, and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in this call. Those filings were updated with the SEC today.

We will be filing a transcript of this conference call with our press release in an 8-K next week.

During the call, as always, we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activities and revenue. A reconciliation of booked sales, revenue and deferred revenue is in the supplemental information posted with the earnings release in the investor information section of our Web site at www.scientificlearning.com. We have also posted restated quarterly results for 2002 through the first half of 2004 there.

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our Web site. And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks Jane.

I’m pleased that we have completed the process with our auditors of reworking our revenue recognition approach, as well as restating our financials back through 2000. As you will recall, our auditors informed us shortly before the release of our third quarter scheduled earnings last October, that they were reconsidering how we should recognize revenue. I would remind you that there were no issues of misconduct or misbehavior and there have been none. The revenue recognition issue was primarily focused around our online, Internet-based tracking and diagnostic service, Progress Tracker. The issue was also compounded by our strategic drive to close more large transactions that cover multiple years.

This change in revenue recognition generally defers revenue over a longer period, while continuing to take most costs as incurred. The change has little impact on booked sales and no impact on cash. It is increasing the deferred revenue balance and should make this revenue very profitable as it comes off the balance sheet, since most of the costs have already been taken. Unfortunately, this change makes the business’s current performance harder to understand from a P&L perspective. Booked sales and cash will continue to be the best indicator of the strength and potential of the business.

This process has been very consuming for our accounting and legal functions, as well as the audit committee of our board. However, it has had little impact on the overall business. Our accounting and legal teams have performed admirably during this period, as has our audit committee of the board.

It is a little challenging now to reflect back on the third quarter since we have completed the year; however, this is the primary purpose of this call. I will make some observations about the third quarter, even though it seems a long time ago and will also make comments about the year. I do want to emphasize that we will be glad to take your questions about the third quarter and the restatement. However, I must ask you to hold your questions about the year until our next call, which will hopefully be within the next 30 to 45 days.

From a booked sales perspective, the third quarter was disappointing, with K-12 sales declining 33%. This was primarily the result of four hurricanes in one of our key strategic states, the state of Florida, and the resulting flooding throughout the Southeast. The quarter’s booked sales were also impacted by superintendent changes in two key Texas districts. Business was delayed, not lost, and the pipelines continue to grow as we entered the fourth quarter.

Year to date through the third quarter, our K-12 booked sales were up 24%. This is well within our targeted growth range of 20% to 30%. We also ended the third quarter with $10.4 million in cash and no debt. This demonstrates the strength of our unique value proposition and our business model.

In addition to these solid financial results, we continue to make progress on our three key strategic goals directed at the K-12 market, establishing the unique Fast ForWord family of products in the mainstream reading intervention market, increasing the productivity of our direct sales organization, and building our research differentiation in the market.

A key element in establishing acceptance of Fast ForWord as a mainstream reading intervention solution is focused on continuing to improve the implementation effectiveness of our products. One key focus area was, to improve the ease of use of our products and make our technology easier to deploy and maintain in the K-12 environment. In the third quarter of 2004, it became clear how solid the design of the new Gateway Edition was. Most importantly, our customers could now fully appreciate the improved ease of use and tremendous increases in functionality, along with more products to help struggling readers achieve grade level performance and above.

We released the Fast ForWord to Reading 1 and 2, which further broadens our innovative solution. In the third quarter, we experienced a 29% reduction in technical support calls on a much larger base of customers. In addition, our formal customer surveys showed high rating levels for both support and professional services.

In the third quarter, 12.2% of our sales were from professional services, which exceeded our goal of 10%. In the quarter we trained more than 2,200 educators, while providing numerous follow-up consulting, implementation, planning and installation days. We also launched new WebEx sessions simultaneously reaching a national audience of educators. We now have professional services staff of six full-time employees working in Philadelphia and full time implementation specialists working in the Miami Dade County Schools and the Washington, D.C. Schools.

Throughout the third quarter, 420,000 individuals have been enrolled in Fast ForWord, and 2,600 schools have purchased the rights to use these unique software products.

Our second goal is focused on sales productivity. Through the third quarter, we remain on track to hit the aggressive productivity numbers we have set for our direct sales organization. We closed 15 transactions over $100,000 in the quarter, compared to 21 last year. Year to date, we have closed 48, compared to 45 last year.

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SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Our final goal is focused on continuing to build our research differentiation in the market. We received 12 more releases from school districts to share independent studies that have been conducted on Fast ForWord’s impact with their struggling readers. This brings the total releases for the year to 56 studies, which puts us above our annual goal for district-based studies.

Our founding scientists continue to have their research featured in major scientific journals along with independent scientists. Through the third quarter, more than 618 peer-reviewed articles have been published in major scientific journals about Fast ForWord or the foundational research that led to the development of Fast ForWord.

Hundreds of independent studies have been conducted on the efficacy of Fast ForWord, involving more than 13,000 students in experimental groups and 21,000 in control groups. We also have had two leading reading researchers spend a day with our founding scientists and outside consultants, reviewing the latest research, as well as the application of this research in new and updated Fast ForWord software products. They provided excellent feedback and advice on future research, as well as the positioning of our offering in the K-12 reading intervention market. We have more of these meetings planned with leading reading researchers.

Looking at the full year, K-12 booked sales will finish in our 20% to 30% growth target. Considering that the overall K-12 market is up only in the 4% to 5% range, these are solid numbers. This demonstrates the growing acceptance of our research and the Fast ForWord family of products capacity to play a significant role in getting struggling readers to grade level and beyond. This is uniquely accomplished through the development and improvement of the basic cognitive skills required to read and learn effectively. The neuroscience research continues to mount that brain functions can be improved at any age.

We also completed the year with a cash balance in excess of $10 million. This demonstrates our continued success in managing costs, while focusing on profitable growth.

While our revenue recognition practice does not immediately show how profitable our business can be, booked sales and cash do demonstrate the current and future strength of our business model. Moving from almost $15 million in debt in 2002 to $10 million cash at the end of 2004, and booked sales solidly in the 20% to 30% growth run over this period in a flat market, is a strong performance.

I would now like for Jane now to provide you with more details on the revenue recognition changes, the restatement and the third quarter, as well as her own perspective on the business.

Jane?

Jane Freeman - Scientific Learning - SVP and CFO

Thank you, Bob. I am going to start by talking about the restatement, and in the press release, which I hope all of you have seen — although I understand it came out pretty late — there’s a reconciliation of the change in revenue, net income and earnings per share for the four years ended December 31st, 2003 and the first six months of 2004.

Bob talked about the change we made in revenue recognition, and it was the same change that we had discussed on our October conference call. And the change is that, for any transaction. which is actually most of our K-12 transactions, that included Progress Tracker, or kind of predecessor Internet Reporting Tool, we needed to wrap all the elements of that transaction up together and recognize them ratably over the longest period of support in the transaction.

And the difference in practice from what we did before was that it used to be that we recognized our services when they were delivered, and software that did not use an Internet connection we recognized at shipment. But now if those services or that software was sold with other software that included Progress Tracker, we really had to put the whole thing back together into one big piece.

That was really the change, and the reason for the change is really that we don’t have what’s called, vendor-specific objective evidence, which is a technical accounting term, for how you distinguish prices, so that you can keep the transaction apart. If we had VSOE on all the components, we would be recognizing revenue for all of our software at shipment, and we don’t.

The net effect of the restatement, resulted in $2 million of revenue that had been previously reported being moved into deferred revenue, and the effect of the restatement varied quite a bit, depending on the year. Revenue in 2000 and 2001 declined 1.2 million in 2000, and 3.2 million in 2001. Those declines were primarily because services and products that didn’t need an Internet connection, now had to be restated to be recognized over the life of the support and the transaction.

Revenue in 2002 and 2003 actually increased by $1.6 and $1.2 million respectively. Most of that is really because revenue moved out of 2000 and 2001, into 2002 and 2003, and the revenue that moved out of 2003 was smaller than what moved in. So you can tell, it’s a pretty complicated moving average kind of an event. The impact on revenue for the first six months of 2004 was a decline of $400,000, and that was primarily due to the sales of multiple-year contracts.

The largest impact was actually in the third quarter, because we expected to start recognizing substantial amount of revenue from the Philadelphia contract, which is now being amortized over five years.

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SCIL - Q3 2004 Scientific Learning Earnings Conference Call

In the restatement, we also adjusted cost, but the cost adjustments were very small and related to things like the timing of royalties, the timing of capitalized software and the timing of commissions and taxes. The annual adjustments were very small and ranged from about $70,000 to $175,000. And, therefore, the change in revenue dropped pretty much to the bottom line.

The largest percentage changes in income were in 2003, where profit increased from $868,000 to $2.1 million, an increase of $1.3 million, or 145%. And also in the first half of 2004, we went from a profit of $190,000 to a loss of about $500,000. The profitability of our future revenue has improved, because we’re continuing to take the direct costs associated with the delivery of services when they’re incurred, but the revenue is now being recognized over a support life.

Our financial statements do not do a good job reflecting the economics of our business, and I’ll talk a little bit more about that when I come back and talk about the third quarter, but those are the reasons why we tend to be focused on booked sales, expense growth and cash flow. We’re quite pleased that these are all going in the right direction. There was also a minor change to booked sales as a result of the restatement.

In that process, we reclassified credit card fees from a reduction in revenue to increase both revenue and cost of revenue, although there was no net impact on profits, because booked sales is really a reconciling item, this change increased booked sales in every year from between $70,000 and $120,000 per year. Most years, that was a 0% change, but in a couple years, it was about 1%.

Now, turning to the third quarter, reported revenue on a restated basis, restated comparable, was $8.3 million, which was unchanged from last year’s third quarter. We have continued to see a higher proportion of our customers buying Progress Tracker, and of course that results in a longer average revenue recognition period, because we can’t record that software at shipment.

In addition, a higher proportion of our sales this year and last have been in multi-year transactions, and that spreads the revenue out over a longer period of time. Service and support revenue increased 36% to $2.3 million, as we have been telling you for about two years we had a huge initiative to sell services and support, and that continues to come through.

We typically do not discount that service and support, and so all discounts are recorded in our software and we’re selling more larger-volume sales, so our software revenue actually declined 9% year over year from $6.6 to $6 million. Gross margins were 79%, compared to 81% last year.

Software gross margins actually increased to 92%, but service and support margins were flat, and we’ve continued to see a shift toward service and support as a proportion of our mix. That mix shift has actually stabilized in our sales mix, but because of the lag in reporting revenue, that mix is not fully played out. We should see it play out in the next couple of quarters, so we don’t anticipate much shift next year.

Operating expenses increased 14% to $5.9 million, and those expenses are pretty much on a cash basis. As a result of the flat revenue and the rising expenses, operating income was $636,000, compared to $1.4 million last year. Net income was $657,000, compared to $1.7 million last year, and earnings per share were 4 cents, compared to 10 cents, last year on a restated basis.

I am not going to go through all the numbers for the year to date, but there was one thing I really wanted to highlight here. For the first nine months of the year, our booked sales were $29 million, and those were the numbers that drove our cash flow and our operations. Our reported revenue, which was $22.8 million , and that $6 million difference really is the profitability that is not shown in our financial statements.

So, overall, we’re very pleased with our 22% sales growth for the year to date, our expense growth of 14% and our cash flow growth of 36%. I’d be happy to talk more about these financials in detail later on.

Let me just touch on a couple of other points. Deferred revenue was $25.7 million at the end of the third quarter, which was up 32% year over year and compared to year end. And just to talk a moment about the fourth quarter and year, while we were disappointed with third quarter sales, when we report the year, you’ll see the strength of our fundamental operating results. K-12 booked sales will have grown at the low end of our 20% to 30% range, total sales will have grown within the 20% to 30% range, and expenses will have grown much more slowly than sales.

Cash flow will be well in excess of sales growth, and we’ll have more than $10 million on the balance sheet, and no debt.

And now, I’d like to turn the call back over to Bob.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane.

Just to emphasize, through the third quarter, our booked sales remained on track to achieve our K-12 growth target of 20% to 30%, and in fact did. Our cash balance at year-end was over $10M, and we have no debt, as Jane said. Deferred revenue was up 32% for the year, and we will be very profitable as it comes off the balance sheet.

We made substantial progress in the quarter on all of our key strategic goals. We have come through another challenging period for our young business, and we entered 2005 stronger than ever. We have plenty of hard work ahead and more challenges to achieve our aggressive business objectives. We are in the right place, at the right time, with an improving market environment and a clear national mandate for our school districts and schools to improve the performance of 20 million struggling readers, or face serious consequences.

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

We are bullish about 2005 and have gotten the year off to a good start with a great national meeting, involving our entire organization. Morale is high, our sales pipelines are at record levels, and our research continues to rapidly emerge, demonstrating the significant role Fast ForWord can play in helping educators get struggling readers to grade level and beyond. In the next 45 to 60 days, we will look forward to covering 2004 in depth, as well as laying out our expectations and plans for 2005.

Thank you for your important support and patience in this important period in our business.

Operator we will be glad to now take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS].

Your first question comes from Kirsten Edwards of ThinkEquity Partners.

Please proceed.

Kirsten Edwards - ThinkEquity Partners - Analyst

Hi, thanks. I’m wondering if you could give me an idea of what the margin on the growing deferred revenue balance will be as compared to the reported revenue margin, say, just for the product side.

Jane Freeman - Scientific Learning - SVP and CFO

This is Jane. On the software side, the gross margin would probably run around 95%, because really the only cost that would be recorded against it would be royalties. We take the direct product cost, materials and things, at shipment.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, so the deferred revenue balance, when recognized, will have a 95% gross margin?

Jane Freeman - Scientific Learning - SVP and CFO

The software portion of it, which I thought was what you were asking about. Overall, there’s a fair amount of services in that deferred revenue balance. Why don’t you ask a follow-up question, and I’ll come up with a good estimate for you.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, my other question had to do with funding, and one of your goals is to move the products more into the mainstream. What types of funding pools are you expecting to capture that you aren’t capturing now by making that move?

Bob Bowen - Scientific Learning - Chairman and CEO

Well, Kirsten, one of the points I want to make is that we are talking about mainstream reading intervention. We’re not talking about moving into core reading; we’re talking about being considered by reading educators as an acceptable and viable solution in their drive to get at these struggling readers.

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SCIL - Q3 2004 Scientific Learning Earnings Conference Call

So the dominant funding that will continue to be from federal sources will be IDA, Special Ed., Title I, and, to a lesser extent, Reading First, as we introduce our lower grade Fast ForWord to Reading series. Then we play more there, but you’ve got to be down in the K-3 range, and while our Language and Language to Reading play there, we just released in the third quarter Reading 1 and 2. This year we’ll release the pre-language and what we call Reading Basic, which are really aimed at pre-K and kindergarten.

We also see an increase in state funding around intervention, with a particular focus on middle and high school problems. In Texas, we’ve done very well in those funding areas, and we see an increase in all of the major states, as well as federally. So these state operating budgets are improving, and we believe they’re going to commit more to get these schools who are failing performing at grade level, which is focused on reading. Those are the primary sources.

So it’s not a big shift. As we become more accepted, educators in more districts are aware of Fast ForWord and the unique role it can play in getting to these struggling readers.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, so you’re not concerned in the Title IID funds? That wasn’t a large portion of your revenue?

Bob Bowen - Scientific Learning - Chairman and CEO

No, absolutely not, very low.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. Can you explain why the total deals over $100,000 were 15 in the third quarter versus 21 in that quarter last year, and what the reason for that decline is?

Bob Bowen - Scientific Learning - Chairman and CEO

Well, the reason for that decline is fundamentally in one of our key states — Florida, which came to almost a complete stop. Another reason, of course, is when we ended the second quarter, we were way ahead of the flow. And as you can see, year to date, we’re at 48 compared to 45. So we’re still ahead through the third quarter in terms of those total deals, but it was just a matter of one of our key states where we had great momentum and great pipeline.

In fact, it affected us throughout the Southeast, because those hurricanes came right up through and we got flooding in most of the Southeastern states. And that’s a great performing area of the country for us. So all the transactions slowed down, but it was particularly severe in the Southeast.

And then we had a couple of really good deals, sizable deals, brewing in Texas that got slowed down because of superintendent changes. But the Southeast phenomena with these hurricanes was the primary cost. And all of those are in our pipelines. We didn’t lose any business. It was just delayed business, so we still feel good about it.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay. And has there been resolution with the superintendent changeovers in Texas?

Bob Bowen - Scientific Learning - Chairman and CEO

In fact, both of those districts, they have not yet hired superintendents, but one of those transactions has been closed now.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. I’ll pass it on to someone else.

Jane Freeman - Scientific Learning - SVP and CFO

Just to mention the incremental margin on deferred is probably around 90% would be a good number to use for a model.

Kirsten Edwards - ThinkEquity Partners - Analyst

For the services portion or for blended?

Jane Freeman - Scientific Learning - SVP and CFO

For blended.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, thank you.

Operator

Your next question comes from Geoff Nixon of MCM. Please proceed.

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Geoff Nixon - MCM Associates - Analyst

Good afternoon.

Bob Bowen - Scientific Learning - Chairman and CEO

Hey, Geoff.

Geoff Nixon - MCM Associates - Analyst

I had two questions. One is, why is it going to take so long for the fourth quarter numbers to be ready? I thought that most of the delay was due to recasting prior-year numbers.

Jane Freeman - Scientific Learning - SVP and CFO

Geoff, it’s Jane. Most of the delay was due to recasting prior year’s numbers, but because the accounting department is so small, they were basically working on the restatement as opposed to closing the books, so they’re closing the books now and we’ll probably report in the middle to the end of March.

Geoff Nixon - MCM Associates - Analyst

Yes. Okay, and then secondly, you talk about costs being taken out. Does that include any commissions you pay salespeople?

Jane Freeman - Scientific Learning - SVP and CFO

Commissions are amortized over the course of the year, so they’re not the same as cash in the period. We estimate them as a percentage of revenue over the year.

Geoff Nixon - MCM Associates - Analyst

So, the commissions on the Texas deal — sorry, on the Philadelphia deal, were they taken in ‘04?

Jane Freeman - Scientific Learning - SVP and CFO

2004.

Geoff Nixon - MCM Associates - Analyst

Okay, so you’ve got a big mismatch there.

Jane Freeman - Scientific Learning - SVP and CFO

Yes, and also service cost is incurred, and that may not be the cast most of the time, so that’s not going to be too bad over the year, but it’s going to be quite funky seasonally, because we do a huge amount of training in the third quarter, and we would just get a quarter of the revenue.

Geoff Nixon - MCM Associates - Analyst

Okay, thank you.

Operator

Your next question comes from Joe Bird.

Please proceed.

Joe Bird - Analyst

Hello, how are you?

Bob Bowen - Scientific Learning - Chairman and CEO

Hey, Joe.

Joe Bird - Analyst

I was wondering about guidance for the year end. Has that changed any from the last call in July, or whenever it was, maybe?

Jane Freeman - Scientific Learning - SVP and CFO

Well, we discontinued all of our guidance when we decided to restate the financial results. So the only guidance we’ve given, really, for the balance of the year is what we said on this call, which really isn’t directly on GAAP accounting. What we said was that sales would be up between 20% and 30%, that expenses would grow less than sales, and that we’ll have cash in excess of $10 million at year end.

Joe Bird - Analyst

Okay, so the figure that I wrote down, and I think in July, was sales of $40 to $42 million, that number is no longer good, based on the restatement, right?

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Jane Freeman - Scientific Learning - SVP and CFO

Well, that’s not good based on the restatement, but what we told you was that guidance was no longer valid. So the thing to do would be to go and take our booked sales number for last year, which was $30.7 million, and increase that 20% to 30%, and that would give you a range for the year.

Joe Bird - Analyst

Okay, thank you.

Operator

[OPERATOR INSTRUCTIONS].

You do have a follow-up question from Joe Bird. Please proceed.

Joe Bird - Analyst

Yes, another thing. There have been prior statements about an increase — I guess the way I would remember it was that 2005 was poised to be a blockbuster year based on changes in state budgets, or district budgets, coming out of the recession. Is that — can you say anything further about that?

Bob Bowen - Scientific Learning - Chairman and CEO

Well, we still — as I was saying in my closing remarks, we feel very good about the year. I think the industry, if you look at the different industry predictors now, they’re calling for overall K-12 growth in kind of the instructional side of the business in the 8% to 10% range. So, that’s reflecting an improved market environment, and so we think that’s still going to be the case.

You have to think about that, though, in this context is the budgets for the first half of this year are set and in place, but we’ve got an improved environment, and then of course in July, many of the school district budgets will be released. So the big spending pickup will come in the second half of the year. So we still feel very good about the momentum that we have and the improved environment in 2005 and are looking for a very good year in 2005.

Joe Bird - Analyst

Okay, so you would say there should be — you’re at least hopeful of a significant change between first and second half.

Bob Bowen - Scientific Learning - Chairman and CEO

Yes, in the environment, we think the second half — remember, our big quarter is typically the second quarter, which ends in June, is typically our biggest quarter, but still, we think the second half funding environment is going to be even better. We think that school districts, knowing that, they’re going to tend to spend the available money in the first half that they have out there rather than holding back, and then we think there will be these increases in the second half. We think that spells an overall good year.

Joe Bird - Analyst

Could I ask this question? Do you have any prediction about the increase of available funds for the next upcoming year available for the kinds of purchases that these districts have to — you know what I’m saying? I mean, do you expect that districts will have 5% more or 25% more for this kind of purchase?

Bob Bowen - Scientific Learning - Chairman and CEO

I think overall the best prediction of that, again, is these various groups that follow the industry and predict, along with what the major providers are saying, and again, they’re saying 8% to 10% for instructional solutions. So my assumption is if the overall market expands at 8% to 10%, that’s kind of what’s happened overall to the budgets, which means in some states it’ll be better than that, and in other states, maybe not quite as good.

So the recovery in state tax revenues is uneven, but still pretty good in most of the states. We think for the areas we’re playing in, even though there are some areas of the federal budget that are being pulled back in kind of what I’d call the reading area, the funding still looks very good for Special Ed., Title I and Reading First. The spending there looks good, and has some promise for special monies to be released into the middle school and high school area. I believe that’s going to happen at the state level as well; we’re going to see some focus on these middle and high schoolers who are struggling with reading.

Joe Bird - Analyst

Okay, thank you.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Joe.

Operator

You have no further questions.

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FINAL TRANSCRIPT

SCIL - Q3 2004 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman and CEO

Wait just one second, operator, to make sure.

Operator

[OPERATOR INSTRUCTIONS].

There are no further questions at this time.

Bob Bowen - Scientific Learning - Chairman and CEO

Well, we want to thank everyone for joining the call. And Jane and I both will be available if you have additional questions after you study the restatements. If you have more questions, we’ll be glad to answer those, and we’ll be working now, diligently, to get the books closed and to get the year-end numbers complete, and we’ll get our release as quickly as we can and get a call so we can talk precisely about the year 2004 completely, as well as give you some guidance for 2005.

Again, thank you for your support and thank you for participating in the call, and we’ll look forward to talking with you.

Operator

This concludes your conference. You may now disconnect. Have a great day.

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SCIENTIFIC LEARNING CORPORATION
BALANCE SHEETS
(In thousands)

	September 30, 2004	December 31, 2003

	(Unaudited)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$10,286	$3,648
Accounts receivable, net	5,094	5,117
Prepaid expenses and other current assets	1,324	1,144

Total current assets	16,704	9,909
Property and equipment, net	745	537
Other assets	5,022	5,151

Total assets	$22,471	$15,597

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$657	$481
Accrued liabilities	2,999	3,875
Deferred revenue	14,883	16,884

Total current liabilities	18,539	21,240

Deferred revenue, long-term	10,842	2,616
Other liabilities	333	285

Total liabilities	29,714	24,141

Stockholders’ deficit:
Common stock	75,435	74,460
Accumulated deficit	(82,678)	(83,004)

Total stockholders’ deficit	(7,243)	(8,544)

Total liabilities and stockholders’ deficit	$22,471	$15,597

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
Unaudited

	Three months ended September 30,		Six months ended September 30,
	2004	2003	2004	2003

		(Restated)	(Restated)	(Restated)

Revenues:
Products	$6,035	$6,633	$16,913	$19,088
Service and support	2,255	1,660	5,911	3,861

Total revenues	8,290	8,293	22,824	22,949

Cost of revenues:
Cost of products	479	601	1,310	1,702
Cost of service and support	1,299	968	3,721	2,736

Total cost of revenues	1,778	1,569	5,031	4,438

Gross profit	6,512	6,724	17,793	18,511

Operating expenses:
Sales and marketing	3,630	3,200	11,211	9,826
Research and development	946	796	2,651	2,640
General and administrative	1,300	1,140	3,523	3,536

Total operating expenses	5,876	5,136	17,385	16,002

Operating income	636	1,588	408	2,509
Other income from related party	28	425	91	425
Interest income (expense), net	10	(301)	(166)	(926)

Net income before income taxes	$674	$1,712	$333	$2,008
Provision for income taxes	7	34	7	41

Net income	$667	$1,678	$326	$1,967

Basic net income per share:	$0.04	$0.10	$0.02	$0.12

Shares used in computing basic net income	16,615,909	16,052,661	16,328,901	15,979,534

Diluted net income per share:	$0.04	$0.10	$0.02	$0.12

Shares used in computing diluted net income	17,648,733	17,123,821	17,484,835	16,827,135

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Year ended December 31,				Six months ended June 30,
	2000	2001	2002	2003

	Unaudited	Audited	Audited	Audited	Unaudited

Revenues
Previously reported	15,261	17,889	20,286	28,696	14,964
Restated	14,062	14,725	21,837	29,916	14,534

Net change in revenue	(1,199)	(3,164)	1,551	1,220	(430)
Net Income (loss)
Previously reported	(20,116)	(19,275)	(10,113)	868	190
Restated	(21,435)	(22,613)	(8,695)	2,130	(341)

Net change	(1,319)	(3,338)	1,418	1,262	(531)

Primary Earnings Per Share
Previously reported	$(1.80)	$(1.64)	$(0.65)	$0.05	$0.01
Restated	$(1.92)	$(1.92)	$(0.56)	$0.13	$(0.02)
Net change	$(0.12)	$(0.28)	$0.09	$0.08	$(0.03)